Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made as of March 8, 2010 (the “Effective Date”) by and between Euronet Worldwide, Inc., a Delaware corporation (“Employer”), and Charles T. Piper residing at 364 Borica Drive, Danville, CA 94526 (“Employee”).
RECITALS
     WHEREAS, the Employer desires to employ Employee in a position and on terms and conditions set forth below, and Employee desires to accept such employment; and
     WHEREAS, Employer and Employee desire to enter into this Agreement embodying the terms of such employment;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Employer and Employee, each intending to be legally bound, agree as follows:
     1. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue indefinitely until the date on which Employee’s employment by Employer terminates pursuant to Section 7 or 8 of this Agreement.
     2. Service. During the Term, Employee shall serve as Vice President, Managing Director, Prepaid Division and, subject to the provisions of this Agreement regarding constructive termination without cause, in such other positions as requested by Employer. Employee shall perform such services as normally are associated with such positions.
     3. Compensation and Benefits.
          (a) Base Salary. During the Term, as compensation for services rendered by Employee under this Agreement, Employer shall pay Employee an annual base salary of $275,000 per annum, which shall be payable in installments and increased from time to time in accordance with Employer’s general payroll practices (as in effect from time to time, “Base Salary”).
          (b) Other Compensation.
(i)	During the Term, Employee shall be entitled to such comparable fringe benefits and perquisites as may be provided to Employer’s executive level employees pursuant to policies established from time to time by Employer. Employee’s cash incentive bonus opportunity thresholds are set forth on Exhibit A to this Agreement, and performance goals for such thresholds will be established annually by Employer. Employee shall be eligible for equity incentive bonuses under a bonus plan established annually by Employer, subject to such performance or other targets as are set by Employer with respect to such bonuses. Employee will participate with other Euronet executives in the equity award program that is expected to be implemented by the Compensation Committee in December 2010, with vesting during years 2011 and following.

(ii)	Employee and Employee’s immediate family shall be provided by Employer with medical, dental and life insurance through and in accordance with the terms of Employer’s group health insurance plan, subject to payment by Employee of a portion of the premiums in accordance with policies established by Employer from time to time.

(iii)	In connection with Employee’s relocation to Kansas City, Employer will:
a.	Pay for the cost of transport and lodging for a visit to Kansas City to search for housing, for the Employee and his spouse;

b.	Reimburse Employee for market-standard real estate agent’s commissions in connection with the sale of the Employee’s home in California;

c.	Pay the reasonable cost of moving Employee’s family and his furniture and personal effects from California to Kansas City, provided that the amount of such costs will be mutually agreed with Employer in advance;
     4. Other Benefits. During the Term, Employee shall be entitled to annual vacation of 20 days, provided however that Employee may not use more than ten consecutive vacation days at one time. Vacation days may not be carried over from one year to the next.
     5. Business Expense Reimbursement. Employer shall reimburse Employee for all reasonable and proper business expenses incurred by Employee in the performance of Employee’s duties hereunder during the Term, in accordance with Employer’s customary practices, and provided such business expenses are supported by actual receipts and are appropriately documented as to business purpose, persons, place and time.
     6. Restrictions on Employee’s Conduct.

          (a) Exclusive Services. During the Term, Employee shall at all times devote Employee’s full-time attention, energies, efforts and skills to the business of Employer (which term shall hereinafter include each of Employer’s subsidiaries) and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without Employer’s written consent, provided that such prior consent shall not be required with respect to: (i) business interests that neither compete with Employer nor interfere with the performance of Employee’s duties and obligations under this Agreement; or (ii) Employee’s charitable, philanthropic or professional association activities which do not interfere with the performance of Employee’s duties and obligations under this Agreement.
          (b) Confidential Information. During the Term and after the termination of the Term, Employee shall not disclose or use, directly or indirectly, any Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed to Employee, or known by him as a consequence of or through Employee’s employment with Employer (under this Agreement or prior to this Agreement) where such information is not generally known in the trade or industry or was regarded or treated as confidential by Employer, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Employer. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of the Term, Employee shall immediately return to Employer all property of Employer and all Confidential Information, which is in tangible form, including all copies, extracts, and summaries thereof and any Confidential Information stored electronically on drives, hard drives, tapes, computer disks or in any other manner. Without limiting the generality of the above, it will be considered a breach of this clause, and may be considered an unfair business practice, for Employee to use Confidential Information in any fashion that harms the interests of Employer, including for the support or promotion of re-negotiation to Employer’s detriment of any of Employer’s commercial agreements or other arrangements with customers or suppliers.
          (c) Business Opportunities and Conflicts of Interests.
(i)	During the Term, Employee shall promptly disclose to Employer each business opportunity of a type which, based upon its prospects and relationship to the existing businesses of Employer, Employer might reasonably consider pursuing. After termination of this Agreement, regardless of the circumstances thereof, Employer shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement of Employee.

(ii)	During the Term, Employee shall refrain from engaging in any activity, practice or act which conflicts with, or has the potential to conflict with, the interests of Employer, and he shall avoid any acts or omissions which are disloyal to, or competitive with Employer, including without limitation making any disparaging or derogatory statements about Employer.
          (d) Non-Solicitation. For a period of 12 months following any termination of this Agreement, Employee shall not directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of Employer, or solicit or offer employment to any person who was employed by Employer at any time during the twelve-month period preceding the solicitation or offer.
          (e) Covenant Not to Compete.
(i)	During the Term, Employee shall not, without Employer’s prior written consent, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on Employee’s own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is, or to Employee’s knowledge, is about to become, engaged in any business with which Employer is currently or has previously done business or any subsequent line of business developed by Employer or any business planned during the Term to be established by Employer. Notwithstanding the foregoing, Employee shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed five percent (5%) of any such company’s outstanding equity.

(ii)	For a period of 12 months following any termination of this Agreement and without regard to whether Employer or Employee terminates this Agreement, Employee shall not, engage in competition with Employer, or solicit, from any person or entity who purchased any product or service from Employer during Employee’s employment hereunder, the purchase of any product or service in competition with then existing products or services of Employer.

(iii)	For purposes of this Agreement, Employee shall be deemed to engage in competition with Employer if he shall directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in providing electronic financial transaction processing or other services similar to those provided by Employer or any member of Employer’s group of companies. The provisions of this Section 6(e) shall apply in any location in which Employer has established, or is in the process of establishing, a business presence.

          (f) Employee Acknowledgment. Employee hereby agrees and acknowledges that (i) the restrictions imposed upon him by the provisions of this Section 6 are fair and reasonable considering the nature of Employer’s business, and are reasonably required for Employer’s protection, and (ii) Employee has been reasonably compensated for such restrictions through salary, bonus compensation, and equity based awards.
          (g) Invalidity. If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 6 as unenforceable or void, the provisions of this Section 6 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court may modify the invalid provision to make it enforceable to the maximum extent permitted by law.
          (h) Specific Performance. Employee agrees that if he breaches any of the provisions of this Section 6, the remedies available at law to Employer would be inadequate and in lieu thereof, or in addition thereto, Employer shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Employee authorizes Employer to make known the terms of this Section 6 to any person, including future employers of Employee.
     7. Termination.
          (a) Termination by Employer for Cause. Subject to the last sentence of this Section 7(a), at any time during the Term of this Agreement, Employer may terminate Employee’s employment for Cause, as defined below, upon at least fourteen (14) days written notice setting forth a description of the conduct constituting Cause. If Employee’s employment is terminated for Cause, he shall be entitled to:
(i)	payment of any earned but unpaid portion of Employee’s Base Salary through the effective date of such termination;

(ii)	reimbursement for any reasonable, unreimbursed and documented business expense he has incurred in performing Employee’s duties hereunder

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits (including without limitation, any bonus due by virtue of having met been employed during the entire measurement period and having met all applicable performance targets prior to the effective date of such termination), and any other rights, as required by the terms of any employee benefit plan or program of Employer.

For purposes of this Agreement, “Cause” shall mean: (1) conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any felony, or any misdemeanor involving moral turpitude; (2) fraud, misappropriation or embezzlement by Employee; (3) Employee’s wilful failure, gross negligence or gross misconduct in the performance of Employee’s assigned duties for Employer; (4) willful failure by Employee to follow reasonable instructions of any officer to whom Employee reports or the Euronet board; (5) Employee’s gross negligence or gross misconduct in the performance of Employee’s assigned duties for Employer. Notwithstanding the provisions of this Section 7(a) defining “Cause,” in the event of a Change of Control, as defined hereafter, a Termination for Cause shall mean only a termination for an act of dishonesty by Employee constituting a felony which was intended to or resulted in gain or personal enrichment of Employee at Employer’s expense. For purposes of this entire agreement and for the avoidance of doubt, the “termination” of Employee’s employment is intended to be a “separation from service” under Code section 409A(a)(2)(A)(i) and is to be interpreted in a manner consistent with such section and applicable Treasury regulations issued thereunder.
          (b) Termination by Employer Without Cause or Constructive Termination Without Cause Before a Change of Control. At any time before a Change of Control, Employer may terminate Employee’s employment without Cause, by giving written notice of termination. If Employee’s employment is terminated without Cause, or if there is a constructive termination without Cause, as defined below, Employee shall be entitled to receive from Employer the following:
(i)	severance benefits including:
(A)	subject to Section 7(h) below, payment of the then current Base Salary for a severance Period of 6 months (increasing to 12 months as of the 6-month anniversary of this Agreement) commencing on the effective date of Employee’s termination (the “Severance Period”), in accordance with Employer’s regular salary payment practices,

(B)	continuation of the vesting of any outstanding stock options, restricted stock awards and other equity incentive awards (“Equity-Based Awards”) and continuation of the Employee’s rights to exercise any outstanding Equity-Based Awards, through the full Severance Period. For purposes of these equity awards, Employee shall be considered to be an employee of the Employer during the entire Severance Period, and shall abide by the Covenant Not to Compete of Section 6(e) of this Agreement; and

(C)	continued coverage for Employee (and, if applicable under the applicable welfare benefit plan(s), his spouse and family) under Employer’s welfare benefit plans (such as medical, dental, disability and life) that covered him (or them) immediately before Employee’s termination as if he had remained in employment until the end of the Severance Period. If Employee’s participation in any Employer welfare benefit plan is barred or cannot be continued under applicable laws, Employer shall either arrange to provide substantially similar welfare benefits or pay Employee the equivalent tax affected value of such substantially similar welfare benefits in cash, provided such cash payment(s) are made in the tax years such that the payments are compliant with the payment rules under Code Section 409A. In no event will any reimbursement for expense associated with continued coverage under an applicable welfare plan be made later than the end of the year following the year in which the expense was incurred;
(ii)	reimbursement for any reasonable, unreimbursed and documented business expense Employee incurred in performing his duties hereunder during the Term;

(iii)	payment of any accrued but unpaid benefits up to and including the effective date of the termination of employment, bonus due up to the date on which the Severance Period commences, and any other rights, as required by the terms of any employee benefit plan or program of Employer;

(iv)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(v)	payment of COBRA premiums for medical benefits for a period of up to six (6) months following termination of the Severance Period, if Employee timely elects to continue those benefits under COBRA.
For purposes of this Agreement, termination “without Cause” shall mean involuntary termination of employment, at the direction of Employer, in the absence of “Cause” as defined above. For purposes of this Agreement, “constructive termination without Cause” shall mean a termination of Employee at Employee’s own initiative within one year following the occurrence, without Employee’s prior written consent, of one or more of the following events not on account of Cause (“Constructive Termination Events”):
(1) a significant and adverse diminution in the nature or scope of Employee’s authority, title, responsibilities or duties, unless Employee is given new authority or duties that are substantially comparable to Employee’s previous authority or duties;

(2) a reduction in Employee’s then-current Base Salary, or a significant reduction in Employee’s opportunities for earnings under Employee’s cash incentive bonus compensation plans (not attributable to economic conditions or business performance at the time), or the termination or significant reduction of any employee benefit or perquisite enjoyed by him (except as part of a general reduction that applies to substantially all similarly situated employees or participants);
(3) the failure of Employer to obtain an assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer within 45 days after a merger, consolidation, sale or similar transaction; or
(4) a change in Employee’s place of employment such that Employee is required to work more than 50 miles from Employee’s then current place of employment.
If Employee believes there exists a basis for a constructive termination without Cause, Employee shall provide Employer written notice within 30 days of the occurrence of the Constructive Termination Event describing such event, and Employer shall be provided the opportunity to cure the cause of the constructive termination event within a 30-day period following Employer’s receipt of the written notice. If the cause of the constructive termination is cured, then no constructive termination without Cause shall be found to have taken place.
          (c) Voluntary Termination by Employee. Employee may terminate this Agreement at any time by giving 60 days’ written notice to Employer. If Employee voluntarily terminates his employment for reasons other than Employee’s death, disability, or constructive termination without Cause, he shall be entitled to:
(i)	payment of any earned but unpaid portion of Employee’s then current Base Salary through the effective date of such termination;

(ii)	reimbursement of any reasonable, unreimbursed and documented business expense Employee incurred in performing Employee’s duties hereunder.

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Employer.
Any payments made under this Section 7(c) shall be made within 30 days of Employee’s termination of employment.

          (d) Termination Due to Death. Employee’s employment and this Agreement shall terminate immediately upon Employee’s death. If Employee’s employment is terminated because of Employee’s death, Employee’s estate or Employee’s beneficiaries, as the case may be, shall be entitled to:
(i)	payment of any earned but unpaid portion of Employee’s then current Base Salary through the effective date of such termination;

(ii)	reimbursement for any reasonable, unreimbursed and documented business expense Employee incurred in performing his duties hereunder;

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law;

(iv)	any pension survivor benefits that may become due pursuant to any employee benefit plan or program of Employer, and

(v)	payment of any accrued but unpaid benefits and any other rights, and vesting of any outstanding Equity-Based Awards as provided by the terms of any employee benefit plan or program of Employer.
Any payments made under this Section 7(d) shall be made within 30 days of Employee’s death.
          (e) Termination Due to Disability. Employer may terminate Employee’s employment at any time if Employee becomes disabled, upon written notice by Employer to Employee. If Employee’s employment is terminated because of Employee’s disability, he shall be entitled to:
(i)	payment of a lump-sum disability benefit equal to the then current Base Salary for the same number of months after the termination as his Severance Period as applicable on the date of termination, limited to 12 months (the “Disability Period”);

(ii)	continuation of the vesting of any outstanding Equity-Based Awards and continuation of Employee’s rights to exercise any outstanding Equity-Based Awards, through the effective date of such termination and for the Disability Period.

(iii)	reimbursement for any reasonable, unreimbursed and documented business expense Employee incurred in performing his duties hereunder;

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits and any other rights, and vesting of any outstanding Equity-Based Awards, as provided by the terms of any employee benefit plan or program of Employer.
Any payments under this Section 7(e) shall be made within 30 days of Employee’s termination of employment. “Disability,” as used in this paragraph, means a physical or mental illness, injury, or condition that (a) prevents, or is likely to prevent, as certified by a physician, Employee from performing one or more of the essential functions of Employee’s position, for at least 120 consecutive calendar days or for at least 150 calendar days, whether or not consecutive, in any 365 calendar day period, and (b) which cannot be accommodated with a reasonable accommodation, without undue hardship on Employer, as specified in the Americans with Disabilities Act.
          (f) Payments Terminated. If the Employer has determined in good faith that the Employee has failed to comply with the requirements of the Confidentiality, Non-Solicitation and Non-Competition provisions referenced in Section 6 hereof at any time following any termination, then Employer shall have no further obligation to pay any amounts or provide any benefits under this Agreement. For the avoidance of doubt, Employer may terminate delivery to the Employee or vesting of any awards that have not been delivered or vested as of the time any failure to comply has occurred.
          (g) No Obligation to Mitigate. Following any termination under this Section 7, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.
          (h) Payments to Specified Employee. If Employee is a “specified employee” (as defined in section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) (hereinafter a “Specified Employee”)) at the time Employee is eligible to be paid any amounts under Section 7(b)(i)(A) and (B), such payment(s) shall be made as follows:
(i)	That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (A) and (B), below, shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period —
(A)	The sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to Employer for Employee’s taxable year preceding Employee’s taxable year in which Employee has a separation from service with Employer (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(B)	The maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year of Employee’s termination of employment.
(ii)	That portion which exceeds the amount that may be paid under Section 7(h)(i) above shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period except that no payments shall be made during the first six months following Employee’s termination of employment and each such payment which otherwise would have been made during such initial six-month time period shall be held in arrears by Employer until the first day after six months following Employee’s termination of employment, at which time all amounts held in arrears shall be paid in a lump sum and the remaining six months of severance pay shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the remainder of the Severance Period.
8. Continuation of Employment Upon Change of Control.
     (a) Continuation of Employment. Subject to the terms and conditions of this Section 8, in the event of a Change of Control of Employer (as defined in Section 8(c)) at any time during Employee’s employment hereunder, Employee will remain in the employ of Employer for a period of an additional three years from the date of such Change of Control (the “Control Change Date”). Employer shall, for the three year period (the “Three-Year Period”) immediately following the Control Change Date, continue to employ Employee in a position without substantial adverse alteration in the nature or status of Employee’s authority, duties or responsibility as compared with the position Employee held immediately prior to the Change of Control. During the Three-Year Period, Employer shall continue to pay Employee salary on the same basis, at the same intervals and at a rate not less than, that paid to Employee at the Control Change Date. Any termination of employment by the Employer following a Control Change Date and during the Three-Year Period (a “Post-CoC Termination”) shall be governed by this Section 8 rather than the provisions of Section 7(a) or (b).
     (b) Benefits. During the Three Year Period, Employee shall be entitled to receive the following benefits and participate, on the basis of his employment position, in each of the following plans (collectively, the “Specified Benefits”) in existence, and in accordance with the terms thereof, at the Control Change Date:
(i)	any incentive compensation plans;

(ii)	any benefit plan and trust fund associated therewith, related to (A) life, health, dental, disability, or accidental death and dismemberment insurance, (B) employee stock ownership (such as under the Employer’s ESPP and other stock option plans); and

(iii)	any other benefit plans hereafter made generally available to employees at Employee’s level or to the employees of Employer generally.
In addition, all outstanding Equity-Based Awards held by Employee shall become immediately vested on the Control Change Date.
          (c) Definition of Change of Control. For purposes of this Section, a “Change of Control” shall be considered to have occurred if (i) Employer has completed a merger, consolidation or dissolution such that immediately after such event the shareholders of Employer immediately before such merger, consolidation or dissolution hold less than 50% of the surviving entity and such transaction has been closed; (ii) Employer completes a sale, exchange or disposition of all or substantially all of Employer’s assets and such transaction has been closed; (iii) less than 75% of the members of the Board shall be individuals who were members of the Board on the Effective Date or whose election or nomination was approved by a vote of at least 75% of the members of the Board then still in office who were either members of the Board on the Effective Date or whose election or nomination was so approved; or (iv) any “person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) shall have become “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Employer representing 40% or more (calculated in accordance with Rule 13d-3) of the aggregate voting power of Employer’s then outstanding voting securities.
     (d) Termination Without Cause After Change of Control. Notwithstanding any other provision of this Section 8, at any time after the Control Change Date, Employer may terminate the employment of Employee with or without Cause. To the extent Employee experiences a Post-CoC Termination:
(i)	Employer shall pay Employee any earned but unpaid portion of Employee’s Base Salary through the effective date of such Post-CoC Termination;

(ii)	Employer shall reimburse Employee for any reasonable, unreimbursed and documented business expenses Employee incurred in performing Employee’s duties hereunder;

(iii)	Employer shall pay Employee an amount (the “Special Severance Payment”) equal to the present value (calculated using a discount rate equal to 7.5% per annum) of Employee’s Base Salary that would have been paid to Employee had Employee remained an employee until the later of (A) the end of the Three-Year Period or (B) 24 months following the effective date of Employee’s Post-CoC Termination (such additional 24 month period in this Section 8(d)(iii)(B) hereinafter referred to as the “Extended Period”); and

(iv)	Employer shall provide Employee (and, if applicable under the applicable welfare benefit plan(s), his spouse and family) coverage under Employer’s welfare benefit plans (such as medical, dental, disability and life) that covered him (or them) immediately before Employee’s termination as if he had remained in employment until the end of the Three-Year Period, or, if longer, the end of the Extended Period. If Employee’s participation in any welfare plan is barred, the Employer shall either arrange to provide Employee (his spouse and family, if applicable) substantially similar welfare benefits or pay Employee the equivalent tax affected value of the substantially similar welfare benefits in cash, provided such cash payment(s) are made in the tax years such that the payments are compliant with the payment rules under Code section 409A. In no event will any reimbursement for expense associated with continued coverage under an applicable welfare plan be made later than the end of the year following the year in which the expense was incurred.
          Payments required under paragraphs (i) through (iv) above shall be made in accordance with Section 8(f).
     (e) Resignation following a Change of Control. If, within the Three-Year Period Employee experiences a Constructive Termination Event, and after providing written notice to Employer no later than 90 days of the date the Constructive Termination Event first arose or occurred, Employer fails to cure the event or condition giving rise to the Constructive Event within the 30-day period following Employer’s receipt of the written notice, Employee may, effective at the end of such 30-day cure period, resign his employment with Employer (the “Resignation”). In connection with such Resignation, Employer shall pay to Employee the same amounts and benefits Employee would have been entitled to receive if he experienced a Post-CoC Termination under Section 8(d) above.
     (f) Timing of Payments. The time at which all payments due under Sections 8(d) or 8(e) above will commence and the form in which such payments will be made will depend upon the following three factors: (1) whether Employee is a Specified Employee, (2) whether the Post-CoC Termination occurs on or before, or after the second anniversary of the Control Change Date and (3) whether the Change of Control constitutes a “change in the ownership or effective control” of Employer or a “change in the ownership of a substantial portion of the assets” of Employer within the meaning of Code section 409A(a)(2)(A)(v) and the applicable Treasury Regulations issued thereunder (a “Section 409A Change of Control”) . Each of the payment scenarios is set forth below:
(i)	If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is on or before the second anniversary of the Control Change Date, and the Change of Control is a Section 409A Change of Control, such payment(s) shall be made as follows:

(A)	That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (1) and (2) below shall be paid in a lump sum payment within 5 business days of Employee’s termination of employment—
(1)	The sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to Employer for Employee’s taxable year preceding Employee’s taxable year in which Employee has a separation from service with such Employer (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(2)	The maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year of Employee’s termination of employment.
(B)	That portion which exceeds the amounts that may be paid under Section 8(f)(i)(A) above shall be paid, in a lump sum, on the first day after the six month anniversary of the effective date of Employee’s termination of employment.
(ii)	If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is on or before the second anniversary of the Control Change Date, and the Change of Control is a Section 409A Change of Control, such payment(s) shall be paid in a lump sum payment within 5 business days of Employee’s termination of employment.

(iii)	If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is after the second anniversary of the Control Change Date, and whether or not the Change of Control is a Section 409A Change of Control, such payment(s) shall be made as follows:
(A)	That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (1) and (2) below shall be paid in a lump sum payment within 5 business days of Employee’s termination of employment—
(1)	The sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to Employer for Employee’s taxable year preceding

Employee’s taxable year in which Employee has a separation from service with such Employer (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(2)	The maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year of Employee’s termination of employment.
(B)	That portion which exceeds the amount that may be paid under Section 8(f)(iii)(A) above shall be paid in equal installments in accordance with Employee’s regular salary payment practices over the Severance Period except that no payments shall be made during the first six months following Employee’s termination of employment and each such payment which otherwise would have been made during such initial six-month time period shall be held in arrears by Employer until the first payment made six months and one day following Employee’s termination of employment at which time all amounts held in arrears shall be paid in a lump sum and the remaining 18 months of severance pay shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period.
(iv)	If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is after the second anniversary of the Control Change Date, and whether or not the Change of Control is a Section 409A Change of Control, such payment(s) shall be made as follows:
(A)	That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (1) and (2), below, shall be paid in a lump sum payment within 5 business days of Employee’s termination of employment—
(1)	The sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to Employer for Employee’s taxable year preceding Employee’s taxable year in which Employee has a separation from service with such Employer (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(2)	The maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year of Employee’s termination of employment.
(B)	That portion which exceeds the amount that may be paid under Section 8(f)(iv)(A), above, shall be paid in equal installments over the Severance Period in accordance with Employer’s regular salary payment practices.
(v)	If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is on or before the second anniversary of the Control Change Date, and the Change of Control is not a Section 409A Change of Control, such payment(s) shall be made in the same manner as Section 8(f)(iii) above.

(vi)	If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is on or before the second anniversary of the Control Change Date, and the Change of Control is not a Section 409A Change of Control, such payment(s) shall be shall be made in the same manner as Section 8(f)(iv) above.
     (g) Mitigation and Expenses.
          (i) Other Employment. After the Control Change Date, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.
          (ii) Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Employee to protect, enforce or secure rights or benefits claimed by Employee hereunder, Employer shall pay (promptly upon demand by Employee accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorney’s fees) incurred by Employee in connection with such dispute, without regard to whether Employee prevails in such dispute except that Employee shall repay Employer any amounts so received if a court having jurisdiction shall make a final, non-appealable determination that Employee acted frivolously or in bad faith by such dispute.
     (h) Successors in Interest. The rights and obligations of Employer and Employee under this Section 8 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Employer and Employee, regardless of the manner in which such successors or assigns shall succeed to the interest of Employer or Employee hereunder and this Section 8 shall not be terminated by the voluntary or involuntary dissolution of Employer or any merger or consolidation or acquisition involving Employer, or upon any transfer of all or substantially all of Employer’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provision of this Section 8 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.
     9. Deductions and Withholding. Employee agrees that Employer may withhold from any and all payments required to be made by Employer to Employee under this Agreement all taxes or other amounts that Employer is required by law to withhold in accordance with applicable laws or regulations from time to time in effect.
     10. Non-Waiver. It is understood and agreed that one party’s failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party’s right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.
     11. Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.
     12. Survivability. Unless otherwise provided herein, upon termination or expiration of the Term, the provisions of Sections 6 and 11 through 18 shall nevertheless remain in full force and effect but shall under no circumstance extend the Term of this Agreement (or the Executive’s right to accrue additional benefits beyond the expiration of the Term as determined in accordance with Section 1 but without regard to this Section).
     13. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Kansas without regard to the conflict of law provisions thereof.
     14. Construction. The Section headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof. All references herein to Sections shall be deemed to refer to numbered sections of this Agreement.
     15. Entire Agreement. This Agreement contains and represents the entire agreement of Employer and Employee and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by each of Employer and Employee. No representation, promise or inducement has been made by either Employer or Employee that is not embodied in this Agreement, and neither Employer nor Employee shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

     16. Assignability. Neither this Agreement nor any rights or obligations of Employer or Employee hereunder may be assigned by Employer or Employee without the other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Employer and Employee and their heirs, successors and assigns.
     17. Code Section 409A. This Agreement is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that any payment or benefit provided hereunder is subject to Section 409A of the Code, such payment or benefit shall be provided in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment or benefit shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause any payment or benefit to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
     28. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed:

if to Employer, to	Euronet Worldwide, Inc.
Attention: General Counsel
4601 College Boulevard, Ste. 300
Leawood, Kansas 66211

if to Employee, to	Charles T. Piper
364 Borica Drive
Danville, CA 94526
or to such other address as Employer or Employee shall have furnished to the other in writing.
     IN WITNESS WHEREOF, the Parties have duly executed this Agreement, to be effective as of the date first above written.

Euronet Worldwide, Inc.
a Delaware Corporation

/s/ Charles T. Piper	/s/ Kevin Caponecchi

Charles T. Piper	By:	Kevin Caponecchi
	Its:	President

EXHIBIT A
2010 CASH BONUS POTENTIAL AND INITIAL EQUITY AWARD
1. Cash Incentive Bonus
Employee’s cash bonus potential will be:
Threshold: 30% of Base Salary
Target: 60% of Base Salary
Maximum: 100% of Base Salary
Performance targets for each of the above for 2010 will be as follows:

Threshold	Target	Maximum
Shall be based on Management by Objectives (“MBO’s”) to be mutually agreed upon by Employer and Employee within thirty (30) days of the Effective Date.
Bonus payable with respect to 2010 will be 10/12th of full bonus as determined above.
2. Initial Equity Incentive Award.
Employee will be granted an initial award of equity with “Black Scholes” value of $750,000 at the time of grant, to be allocated 40% to restricted stock units (“RSUs”) and 60% to stock options. The options and RSUs will vest over 5 years, with 2/5ths vesting as of the second anniversary date of grant and the remainder vesting in 1/5 increments each anniversary date thereafter.
3. Other Terms
It is a condition to payment of cash or incentive bonus that Employee be an employee of Employer at the time the fulfillment of performance targets are confirmed by the Compensation Committee of Employer.